IEH Corporation Update Regarding the COVID-19 Coronavirus

BROOKLYN, N.Y., March 20, 2020 - IEH Corporation President and CEO Dave Offerman’s update on IEH’s Response to the COVID-19 Coronavirus

To our valued shareholders of IEH,

Earlier this week I wrote to our employees, customers, suppliers and partners to convey the steps IEH has taken to address the COVID-19 Coronavirus, specifically the measures put into place to protect the health of our workforce and their families, while maintaining business operations to serve our customers.

Today NY Governor Andrew Cuomo mandated that all non-essential NY businesses close until further notice. IEH however, is exempt from this rule. We are classified as an Essential Business, as we provide defense articles to the US government and its prime contractors.

Therefore, we will remain open, albeit with a reduced staff, as all employees over 65 or with underlying medical conditions, or those who care for them, or those without childcare, will remain at home.

Due to these shortages, and as noted previously, production has been impacted and delivery schedules will be affected. We continue to try to minimize the effect to schedules as much as possible, but please understand that the health and well-being of our employees and their families are paramount and will continue to be our first priority.

No matter what, office and administrative staff have the capability to work from home, so we will remain in communication with customers, suppliers, employees and shareholders.

As always, the situation remains fluid, so as circumstances change, we will adjust accordingly, and continue to communicate our status and any changes with you, as events unfold.

Stay safe and healthy,

Dave

About IEH Corporation

For over 78 years and 4 generations of family-run management, IEH Corporation has designed, developed, and manufactured printed circuit board (PCB) connectors, custom interconnects and contacts for high performance applications. With its signature Hyperboloid technology, IEH supplies the most durable, reliable connectors for the most demanding environments. The company markets primarily to companies in defense, aerospace, space and industrial applications, in the United States, Canada, Europe, Southeast and Central Asia and the Mideast. The company was founded in 1941 and is based in Brooklyn, New York.

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